FOR RELEASE ON Mar 10, 2008 AT 7:00 AM ET

Comtech Group, Inc. Announces Stock Repurchase Program

SHENZHEN, China, Mar 10, 2008 -- Comtech Group, Inc. (Nasdaq: COGO), a leading provider of customized module design solutions for more than 200 technology product manufacturing companies based in China, today announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to 5 million shares of its outstanding common stock on the open market or in negotiated transactions. The timing and the amount of any repurchases will be determined by the Company's management, based on its evaluation of market conditions and other factors. Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Company intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.

Jeffrey Kang, Chairman & Chief Executive Officer, Comtech Group said, "We believe the Company's financial situation is very strong with more than $125 million in cash and only $1.2 million of bank borrowings as of Dec 31, 2007. Management believes the Company is now undervalued by the investment community because of overstated concerns of a slowdown in handset sales in China, given the Company's sustainable growth perspective. To reaffirm our belief in the Company's continued growth potential and protect shareholder value, we have determined that it is the right time to establish a stock buyback program. The repurchase will not affect our near term capital funding for internal growth initiatives and acquisitions. We are confident the Company will achieve this year's revenue growth guidance of 25-30% provided in February and believe that Non-GAAP EPS growth will accelerate further after completion of this repurchase program."

As of December 31, 2007, the Company had 38,496,167 shares of outstanding common stock, with 33 % held by insiders. The number of shares that can be repurchased under the repurchase program represent approximately 13% of the Company's total shares of common stock outstanding or 19.4% of shares held by non-insiders.

About Comtech:
Comtech Group, (Nasdaq: COGO) is a leading provider of customized module and subsystem design solutions for the Chinese market. The company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech utilizes these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last twelve years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in mobile handset business, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information:
Investor Relations
communications@comtech.com.cn
HK: +852 2730 1518
US: +1 (646) 291 8998

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